JOHN P. CONROY, P.C.
                           CERTIFIED PUBLIC ACCOUNTANT
                               260 FRANKLIN STREET
                                    SUITE 260
                           BOSTON, MASSACHUSETTS 02110


December 7, 1996

Board of Directors
Falmouth Co-operative Bank
20 Davis Straits
Falmouth, Massachusetts  02540


You have asked me to express a tax opinion on the Massachusetts Corporate and Individual Income Tax consequences of the following proposed reorganization.

On November 25, 1996 FALMOUTH BANCORP, INC. (Bancorp) was incorporated in the state of Delaware and will conduct business at 20 Davis Straits, Falmouth, Massachusetts. FALMOUTH CO-OPERATIVE BANK (Bank) is a stock co-operative bank organized and existing under the laws of the State of Massachusetts and doing business in Falmouth, Massachusetts. Bancorp was organized at the direction of the Bank to become a bank holding company with the Bank as its wholly-owned subsidiary. Pursuant to the plan of reorganization Bancorp will acquire all of the issued and outstanding shares of Bank common stock in exchange for shares of Bancorp common stock.

The Massachusetts state income and corporate tax consequences of this plan is as follows:

(a) No gain or loss will be recognized by stockholders of the Bank upon the transfer of their shares of Bank common stock to Bancorp solely in exchange for shares of Bancorp common stock;

(b) No gain or loss will be recognized by Bancorp upon its receipt of shares of Bank common stock in exchange for shares of Bancorp common stock;

(c) The basis of the shares of Bancorp common stock to be received by each stockholder of the Bank will be the same as the basis of the shares of the Bank common stock exchanged therefor;

(d) The holding period of the shares of Bancorp common stock to be received by each stockholder of the Bank in the transaction will include the holding period of the shares of Bank common stock exchanged therefor; and

(e)      No gain or loss will be recognized by the Bank.


                                                        /s/ John P. Conroy, P.C.
                                                        John P. Conroy, P.C.